Exhibit 99.1
HM CAPITAL PARTNERS LLC AND J&F PARTICIPAÇÕES S.A., OF BRAZIL, SIGN DEFINITIVE AGREEMENT
UNDER WHICH J&F WILL ACQUIRE SWIFT & COMPANY
— Strategic Combination of Swift and J&F Will Create
the World’s Number-One Beef Processor —
— Another Successful Investment for HM Capital in the Food Sector —
DALLAS, Texas, SAO PAULO, Brazil, and GREELEY, Colorado, May 29, 2007—HM Capital Partners LLC, a leading, Dallas-based private equity firm, J&F Participações S.A. (“J&F”), which owns 77 percent of Brazil’s JBS S.A. (Bovespa: JBSS3), Latin America’s largest beef processor, and Swift & Company (“Swift”), the world’s third-largest processor of fresh beef and pork products, today announced that HM Capital and J&F have signed a definitive agreement under which J&F will acquire Swift in an all-cash transaction representing an enterprise value of approximately $1.4 billion.
The transaction value includes $225 million in cash for all Swift stock held by HM Capital and Booth Creek Management Corporation, its investment partner in the September 2002 acquisition of Swift from ConAgra Foods, Inc., and the assumption by J&F of approximately $1.2 billion in Swift debt plus all transaction-related expenses.
Edward Herring, a Partner of HM Capital, said: “This is a win-win transaction for everyone involved. For HM Capital, the proceeds from this transaction, coupled with our earlier leveraged recapitalization of Swift, will together produce a very attractive return for our investors. For J&F, the strategic combination of Swift and JBS—industry leaders with no market overlap—will create the world’s leading beef processor. The transaction also will benefit Swift’s customers, employees and business partners, by creating a combined Swift-JBS enterprise in which Swift will retain its organizational identity, customer and supplier relationships and substantially all of its employees and leadership team while becoming part of the world’s largest beef processor.”
Joesley Mendonça Batista, Partner of J&F and Chief Executive Officer of JBS S.A., said: “We are thrilled to acquire Swift & Company, and to be able to create a combined enterprise that will be the world’s leading processor of fresh beef and pork products. It is a major step for our group in establishing a global presence. More importantly, Swift will provide us with access to the Pacific region. Given the attractiveness of the asset, we are glad that we could reach an agreement with HM Capital. And finally, we would like to thank Swift’s management team for their stewardship of Swift during a very challenging time for the company and the entire beef industry. Thanks to them, to Swift’s thousands of valued customers, and to the 20,000 loyal and hard-working Swift employees worldwide, Swift today remains a great company with what we believe is significant earnings and growth potential.”
Sam Rovit, President and Chief Executive Officer of Swift, said: “Nothing is more important to me and my colleagues on the Swift management team than seeing Swift remain the strong, stable, customer-focused company we are today. Joining J&F to become the world’s largest beef and pork processor, Swift should emerge even stronger, and that is good news for our partnership customers, our suppliers and our employees. I look forward to working closely with HM Capital and J&F to achieve a rapid completion of this transaction and a smooth, seamless transition to the new ownership structure.”
HM Capital’s financial advisor with regard to the transaction was JP Morgan and its legal advisor was Vinson & Elkins, LLP. Rothschild acted as J&F’s exclusive financial advisor and Greenberg Traurig LLP and Velloza, Girotto & Lindenbojm as its legal advisors.
Completion of the transaction is subject to Hart-Scott-Rodino and other antitrust reviews and customary closing conditions, and is expected to occur in mid-July.
HM Capital, in partnership with Booth Creek Management Corporation, of Vail, Colorado, acquired Swift & Company—then known as ConAgra Meats Company—from ConAgra Foods, Inc. in September 2002. The original Swift & Company was founded in 1855.
About HM Capital Partners LLC
Based in Dallas, HM Capital is a private equity firm that leverages its sector expertise to acquire, change and build strategically relevant businesses. The firm is currently investing and managing more than $3.7 billion in equity capital.
About J&F Participações S.A.
J&F Participações is the controlling shareholder of JBS (Bovespa: JBSS3, market capitalization of $3.2 billion), the largest beef processor in Latin America and one of the largest exporters of beef in the world. JBS has operations in 23 plants in Brazil and 6 in Argentina. In 2006, JBS generated sales of nearly $1.8 billion and slaughtered more than 3.4 million head of cattle.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the third-largest processor of fresh beef and pork in the U.S. and the largest beef processor in Australia. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For additional information, please visit www.swiftbrands.com.
Information Concerning Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, uncertainties related to completing the acquisition of Swift Foods Company, the parent company of Swift & Company, including the fulfillment or waiver of conditions to closing under the merger agreement, the costs, difficulties and uncertainties related to the integration of acquired businesses, and other general economic conditions and other risks described in the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q of S&C Holdco 3, Inc. filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to Swift & Company as of the date of the release. Swift & Company undertakes no obligation to update the information contained in the press release.
Swift & Company files information with the Securities and Exchange Commission under the name “S&C Holdco 3, Inc.” Filings may be viewed at:
http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=include
HM Capital contacts:
Roy Winnick or Mark Semer
Kekst and Company
+1-212-521-4842 or 4802
roy-winnick@kekst.com
mark-semer@kekst.com
J&F Participações S.A. contact:
Joesley Mendonça Batista
Partner, J&F
+55 11 3144-4030
joesley@jbs.com.br
Swift & Company contact:
Sean McHugh
Vice President
Investor Relations and Communications
+1-970-506-7490
sean.mchugh@swiftbrands.com